                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                KCS Energy, Inc.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                KCS ENERGY, INC.
                          PRINCIPAL EXECUTIVE OFFICE:
                                5555 SAN FELIPE
                              HOUSTON, TEXAS 77056
                                 (713) 877-8006

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     To the Stockholders:

     The Annual Meeting of Stockholders of KCS Energy, Inc. (the "Meeting") will be held on May 25, 2000, at the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas, at 9:00 a.m. local time for the following purposes:

          1. To elect two directors to serve until the Annual Meeting of Stockholders in 2003;

          2. To take action upon any other business as may properly come before the Meeting, or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 30, 2000, as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          FREDERICK DWYER
                                          Secretary

April 14, 2000
                            ------------------------

                                   IMPORTANT

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING. PLEASE USE THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                                KCS ENERGY, INC.
                                5555 SAN FELIPE
                              HOUSTON, TEXAS 77056
                                 (713) 877-8006

                                PROXY STATEMENT

     The Proxy Statement and the accompanying Proxy Card are being mailed to stockholders, commencing April 18, 2000, in connection with the solicitation by the Board of Directors of KCS Energy, Inc. (the "Corporation" or "KCS") of proxies to be used at the Annual Meeting (the "Meeting") of the stockholders of the Corporation to be held on May 25, 2000, at the hour and place set forth in the Notice of Annual Meeting accompanying this Proxy Statement.

                        PERSONS MAKING THE SOLICITATION

     This solicitation is made on behalf of the Board of Directors of the Corporation. The cost of soliciting these proxies will be borne by the Corporation, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy materials to and solicitation of proxies from the beneficial owners of shares held by such persons. The solicitation will be initially by mail and it may later be decided to make further solicitations by mail, telephone, telex, facsimile or personal call by directors, officers and employees of the Corporation and its subsidiaries, or by use of an independent proxy solicitor.

               VOTING SECURITIES AND OWNERSHIP THEREOF BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     As of March 30, 2000, there were outstanding 29,268,310 shares of the Corporation's Common Stock, which is the only class of capital stock entitled to vote at the Meeting. These shares were held by 1,068 holders of record. Each holder of Common Stock is entitled to one vote for each share held. As stated in the Notice of Annual Meeting, holders of record of the Common Stock at the close of business on March 30, 2000, will be entitled to vote at the Meeting or any adjournment thereof.

     (a) Under the rules of the Securities and Exchange Commission, for the purpose of the following table, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power and/or investment power with respect to such security. To the knowledge of the Corporation, the following persons owned beneficially more than 5% of the outstanding Common Stock of the Corporation as of March 30, 2000:

NAME AND ADDRESS OF                                     NO. OF SHARES OF     % OF CLASS
BENEFICIAL OWNER                                          COMMON STOCK       OUTSTANDING
-------------------                                     ----------------     -----------

State Street Research & Management Company............     3,018,600           10.31%
  One Financial Center
  Boston, MA 02111

Stewart B. Kean.......................................     2,772,595(1)(2)      9.47%
  P.O. Box 1
  Elizabeth, NJ 07207

Dimensional Fund Advisors.............................     1,544,166            5.28%
  1299 Ocean Avenue
  Santa Monica, CA 90401

---------------

(1) Includes shares that are allocated to the beneficial owner's account under 401(k) plans.

(2) Includes 1,025,648 shares held under certain family trusts as to which Mr. Kean shares voting and investment power.

     (b) The following information pertains to KCS Common Stock beneficially owned, directly or indirectly, by each director and executive officer and by all directors and executive officers of KCS as a group as of March 30, 2000:

                                                       SHARES OWNED
                                                      BENEFICIALLY(1)      PERCENT OF CLASS
                                                      ---------------      ----------------
Stewart B. Kean.....................................     2,782,595(2)(3)         9.50%
James W. Christmas..................................     1,181,549(2)(4)         3.95%
Joel D. Siegel......................................       200,248(2)(5)            *
Harry Lee Stout.....................................       154,510(2)               *
William N. Hahne....................................        64,406(2)               *
Christopher A. Viggiano.............................        52,248(2)               *
James E. Murphy, Jr. ...............................        35,844(2)               *
J. Chris Jacobsen...................................        29,693(2)               *
Robert G. Raynolds..................................        25,797(2)(6)            *
Frederick Dwyer.....................................        20,988(2)               *
G. Stanton Geary....................................        13,114(2)               *
11 Directors and Officers as a group................     4,560,992(2)           15.14%

---------------

 *  Less than 1%

(1) Unless otherwise indicated, beneficial owner has sole voting and investment power.

(2) Includes shares that (i) may be purchased as a result of options granted that are exercisable within 60 days of March 30, 2000 of 645,000 for Mr. Christmas, 77,500 for Mr. Stout, 45,000 for Mr. Hahne, 20,250 for Mr. Jacobsen, 10,000 shares to each of Messrs. Kean, Siegel, Viggiano and Murphy, 7,075 shares for Mr. Dwyer, 7,080 shares for Mr. Geary and 6,000 shares for Mr. Raynolds and (ii) are allocated to the beneficial owner's account under the Corporation's 401(k) plan.

(3) Includes 1,025,648 shares held under certain family trusts, as to which Mr. Kean shares voting and investment power.

(4) Includes 36,000 shares held in trusts established for the benefit of Mr. Christmas' children, the beneficial ownership of which is disclaimed.

(5) Includes 16,000 shares held in trusts established for the benefit of Mr. Siegel's children, the beneficial ownership of which is disclaimed.

(6) Includes 3,504 shares held in trusts established for the benefit of Mr. Raynolds' children, the beneficial ownership of which is disclaimed.

     (c) The Corporation has not issued nor has outstanding any Preferred Stock.

                             ELECTION OF DIRECTORS

     The By-Laws of the Corporation provide that the Board of Directors shall consist of a minimum of three and a maximum of twelve directors. The Board of Directors has fixed at seven the number of directors of the Corporation. The Corporation's By-Laws also provide that the Board of Directors shall be divided into three classes with directors in each class serving three-year terms.

     It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for Stewart B. Kean and James E. Murphy, Jr. as directors of the Corporation for three-year terms expiring at the Annual Meeting of Stockholders in the year 2003 or until their successors are elected or appointed. Messrs. Kean and Murphy are presently serving as directors of the Corporation.

     Should any nominee become unable or refuse to accept nomination or election as a director, it is intended that the persons named as proxies will vote for the election of such other person for such office as the Board of Directors may recommend in the place of such nominee. The Board of Directors knows of no reason why either of the nominees might be unable or refuse to accept nomination or election. Information is set forth below regarding the principal occupation of each nominee and each of the other directors of the Corporation who will continue in office after the Meeting.

            NAME, AGE                                   PRINCIPAL OCCUPATION
           AND POSITION                                DURING LAST FIVE YEARS
           ------------                                ----------------------
STEWART B. KEAN, 65...............  Mr. Kean has served as Chairman of the Board of Directors
  Chairman, Member,                 since 1988. Mr. Kean served as President of Utility Propane
  Executive Committee               Company, a former subsidiary, from 1965 to 1989. He is past
                                    President of the National LP Gas Association and past
                                    President of the World LP Gas Forum. He currently serves as
                                    President of the Liberty Hall Foundation. Mr. Kean's term
                                    expires in 2000 and if re-elected, his new term will expire in 2003.
JAMES E. MURPHY, JR., 43..........  Mr. Murphy has served as director since 1988. He leads his
  Member, Compensation Committee    own political and governmental relations consulting firm
                                    offering strategic planning and management consulting
                                    services to Republican candidates nationwide, with extensive experience at the presidential, state and congressional
                                    levels. Based in Potomac, Maryland, he also advises
                                    corporations and industry groups on strategic planning,
                                    governmental relations and grassroots lobbying projects. Mr.
                                    Murphy's term expires in 2000 and if re-elected, his new
                                    term will expire in 2003.
G. STANTON GEARY, 65..............  Mr. Geary has served as director since 1988. He is
  Member, Audit Committee           proprietor of Gemini Associates, Pomfret, CT, a venture
                                    capital consulting firm, and was business manager of the
                                    Rectory School, Pomfret, CT from 1987 through 1997. Mr.
                                    Geary's term expires in 2001.
ROBERT G. RAYNOLDS, 48............  Mr. Raynolds has served as director since 1995. He has been
  Member, Audit Committee           an independent consulting geologist for several major and
                                    independent oil and gas companies from 1992 until the
                                    present and was a geologist with Amoco Production Company
                                    from 1983 until 1992. Mr. Raynolds' term expires in 2001.
JAMES W. CHRISTMAS, 52............  Mr. Christmas has served as director, President and Chief
  Member, Executive Committee       Executive Officer of the Corporation since 1988. Mr
                                    Christmas' term expires in 2002.
JOEL D. SIEGEL, 58................  Mr. Siegel has served as director since 1988. He is an
  Member, Executive and             attorney-at-law and has been president of the law firm of
  Compensation Committees           Orloff, Lowenbach, Stifelman & Siegel, P.A., Roseland, NJ,
                                    since 1975. Mr. Siegel's term expires in 2002.

            NAME, AGE                                   PRINCIPAL OCCUPATION
           AND POSITION                                DURING LAST FIVE YEARS
           ------------                                ----------------------
CHRISTOPHER A. VIGGIANO, 46.......  Mr. Viggiano has served as director since 1988. He has been
  Member, Audit and Compensation    President, Chairman of the Board and majority owner of
  Committees                        O'Bryan Glass Corp., Queens, NY since December 1991, and
                                    served as Vice President and a member of the board of
                                    directors of O'Bryan Glass Corp. from 1985 to December 1991.
                                    He is a Certified Public Accountant. Mr. Viggiano's term
                                    expires in 2002.

     RELATIONSHIPS: Mr. Raynolds is Mr. Kean's nephew. During 1999, the Corporation retained as outside general counsel the law firm of Orloff, Lowenbach, Stifelman & Siegel, P.A., of which Joel D. Siegel, a KCS director, is a member. It is the opinion of management that the professional fees charged are comparable to the fees of other law firms of similar size and expertise.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
                             AND CERTAIN COMMITTEES

     The Board of Directors held a total of 18 meetings during 1999. Messrs. Kean, Murphy, Christmas, Siegel, and Viggiano attended each of the meetings, Mr. Geary attended 17 of the meetings and Mr. Raynolds attended 15 of the meetings. Each director attended all of the meetings of the committees of which he is a member.

     The Board of Directors has the following committees; (i) an Executive Committee composed of Messrs. Kean, Christmas and Siegel; (ii) an Audit Committee composed of Messrs. Geary, Raynolds and Viggiano; and (iii) a Compensation Committee composed of Messrs. Murphy, Siegel and Viggiano. The Executive Committee performs the duties of the Board of Directors during intervals between regular Board meetings. The Audit Committee recommends the appointment of independent auditors, reviews the results of audit engagements and fees, and reviews the adequacy of internal controls. The Compensation Committee makes recommendations as to the compensation and certain benefits to be paid to officers and key employees of the Corporation. The Corporation has no nominating committee.

     The Audit and Compensation Committees each met twice during 1999.

              REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is composed of three non-employee directors of the Corporation. The Committee is charged with determining the compensation for the senior executives of KCS and its subsidiaries (approximately seven persons), including the granting of awards to such executives under the various incentive compensation programs maintained by the Corporation. The Committee reviews individual performance and the performance of the Corporation and each business unit.

COMPENSATION PHILOSOPHY AND POLICIES

     The objective of the KCS executive compensation program is to motivate and reward senior executives who are responsible for realizing financial and strategic objectives which are integral to the Corporation's success and the resultant enhancement of stockholder value. The program is intended to enable the Corporation to attract, retain, motivate and reward executive talent of the highest caliber. The program is also intended to be competitive with companies which are competitors of KCS.

     The Corporation intentionally pays annual base salaries to senior executives which are at or slightly below the competitive market. The base salaries are supplemented by an annual cash incentive bonus plan (described below), which is based upon performance. The Corporation's philosophy is to have a major portion of total compensation based upon long-term results, emphasizing increased stockholder value. To this end, the Corporation utilizes stock options, stock grants and performance units. The Committee establishes targets for incentive-based compensation which the Committee believes are difficult to achieve.

     The Committee relies upon compensation comparisons with other companies in the industry in order to determine the competitiveness of its executive compensation program. From time to time, the Committee engages independent compensation experts to assist the Committee in its information gathering and compensation package design functions.

     Once the competitiveness and effectiveness of the Corporation's programs are evaluated, and the results of operations for the prior year are available, the Committee establishes increases to base pay levels, incentive compensation awards and long-term incentive compensation targets. In determining salary adjustments and incentive payments for the executives (other than Mr. Christmas), the Committee also considers recommendations made by Mr. Christmas.

BASE PAY

     A salary freeze was in place for senior management for 1999. Effective February 1, 2000, the Company granted base salary increases to its senior executive group of approximately 5.9%. The Committee, based on Mr. Christmas' recommendation and the current financial status of the Company, deferred action on a base pay increase for Mr. Christmas. The base pay increases, while subjectively determined, considered increases in the cost of living as well as the individual's current performance, experience, scope of responsibilities and the competitive environment for comparable positions within the industry.

ANNUAL INCENTIVE AWARDS

     The Corporation's annual cash incentive bonus program is designed to reward executives for the achievement of annual performance objectives. Each business unit and the Corporation as a whole are given performance targets. The target bonus of each executive is expressed as a percentage of annual base pay, usually between 20% and 45%, depending on the executive's position. For performance results in excess of the target, the annual cash incentive award increases, up to maximum levels which are set at 30% to 80% of annual base pay, depending on the executive's position. The performance objectives for each executive are related both to results of operations for that executive's direct employer and overall corporate results. That is, an executive responsible for a certain business unit will have both business unit and overall corporate objectives to meet. Executives employed by KCS Energy, Inc. (corporate level) are given objectives based on overall corporate performance. Performance criteria are chosen for their potential contribution to the creation of stockholder value, and include such measures as finding and development costs, earnings, cash flow and increase in PV-10 value of oil and gas reserves. Incentive compensation based upon 1997 performance was paid in 1998. With the exception of the Mid-Continent division, no incentive compensation was paid to the executive officers in 1999 as 1998 performance objectives in other business units and at the corporate level were not achieved. For 1998, Mr. Christmas was entitled to 45% of base pay if the Corporation achieved its target, and a maximum of 80% of base pay depending upon results in excess of the target. Because the 1998 performance objectives were not achieved, Mr. Christmas was not paid a bonus in 1999. The Company made incentive compensation payments in April 1999 to each executive officer except Mr. Christmas whose 1999 incentive compensation payment has been deferred.

LONG-TERM INCENTIVE

     The Corporation uses stock options, restricted stock and performance units to reward executives, based upon the long-term performance of the Corporation.

     Under the Corporation's 1992 Stock Plan, officers and key employees of the Corporation are eligible to receive grants of stock options, restricted stock and bonus stock. The Corporation uses grants of stock options to closely align executives' financial interests with those of stockholders. The Committee considers individual and overall Corporation or business unit performance in determining the final number of options granted. All options granted to date have been non-qualified stock options at fair market value as of the date of grant, and generally vest either one-third or one-fourth per year beginning one year after the grant. Restricted stock and bonus stock are used primarily in rewarding and motivating employees below the executive level for their contribution to the long-term success of the Corporation; however, grants may also be made to executives, in the Committee's discretion. No stock options, restricted stock or bonus stock grants were issued in 1999 and grants in 2000 have been deferred.

     Under the Performance Unit Plan, three-year targets are set. The target award level for each executive is based on the scope and complexity of that executive's position in the organization. The value of each performance unit ranges from $0 to $175, depending on the results of operations as compared to the targeted results. If the targeted results are reached, the value of each performance unit is $100. The Performance Unit Plan is based primarily on the same criteria as the annual incentive plan, but reflecting three-year cumulative performance objectives. No grants were made under the Performance Unit Plan in 1999 and the grant of performance units for 2000 has been deferred.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee applies the same philosophy in determining the compensation of the chief executive officer, Mr. Christmas, as it applies to other executives; that is, to maintain base salary at or slightly below market, with emphasis placed on incentive compensation.

     In keeping with the 1999 salary freeze for senior management which was implemented as part of the Corporation's cost reduction initiative program Mr. Christmas did not receive a base pay increase in 1999. Action on Mr. Christmas' base pay increase for 2000 has been deferred.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Joel D. Siegel, Chair of the Committee, is a member of the law firm of Orloff, Lowenbach, Stifelman & Siegel, P.A., general legal counsel to the Corporation.

COMPENSATION COMMITTEE MEMBERS

            Joel D. Siegel, Chair
            James E. Murphy, Jr.
            Christopher A. Viggiano

                               EXECUTIVE OFFICERS

     In addition to Mr. Christmas who is also a director of the Corporation, the following persons served as executive officers of the Corporation, at the discretion of the Board of Directors, during 1999:

               NAME                               POSITION                 AGE
               ----                               --------                 ---
William N. Hahne...................  Senior Vice President and Chief       48
                                       Operating Officer of KCS
Harry Lee Stout....................  President, KCS Energy Services,       52
                                     Inc. and KCS Energy Marketing,
                                       Inc., the Corporation's
                                       volumetric production payment
                                       subsidiaries
J. Chris Jacobsen..................  Vice President, Engineering and       44
                                       Portfolio Development
Kathryn M. Kinnamon................  Vice President and Treasurer          35
Frederick Dwyer....................  Vice President, Controller and        40
                                     Secretary

     William N. Hahne has served as Senior Vice President and Chief Operating Officer of KCS since April 1998. He is a Registered Petroleum Engineer and has 27 years experience with various major independent exploration and production companies including Unocal Corporation, Union Texas Petroleum Corporation, NERCO, The Louisiana Land and Exploration Company ("LL&E") and Burlington Resources Inc. Prior to joining KCS, Mr. Hahne was employed by LL&E from October 1993 to October 1997 where he held a number of positions including Worldwide Operations Vice President. From October 1997 to April 1998, Mr. Hahne served as Vice President of International & Onshore for Burlington Resources Inc.

     Harry Lee Stout has served as President of KCS Energy Marketing, Inc. since August 1991. He was named President of KCS Energy Services, Inc. in September 1996. He also served as President of the Company's natural gas marketing and transportation subsidiaries from August 1991 until the discontinuation of these operations in 1997.

     J. Chris Jacobsen has served as Vice President, Engineering and Portfolio Development since May 1998 and Senior Vice President, Exploration, Development and Reserves of KCS Medallion Resources, Inc. since 1994. From 1982 to 1994, Mr. Jacobsen was employed by Netherland, Sewell & Associates where he served in various positions, with his last position being Senior Vice President. From 1977 to 1982 he was employed by Exxon Company U.S.A. holding various engineering and supervisory positions.

     Kathryn M. Kinnamon served as Vice President and Treasurer of the Company from March 1997 until November 1999. She served as Treasurer since January 1996, as Assistant Vice President from May 1996 to March 1997 and as Assistant Treasurer from May 1991 to December 1995. She joined the Company upon its formation in 1988, holding various management and supervisory positions. Ms. Kinnamon left the Company in November 1999 after a transition period following the closing of the New Jersey corporate office.

     Frederick Dwyer has served as Vice President and Controller of the Company since March 1997 and Secretary of the Company since May 1998. He served as Assistant Vice President and Controller from May 1996 to March 1997. Mr. Dwyer joined the Company upon its formation in 1988, holding various management and supervisory positions. He is a certified public accountant and began his career with Peat, Marwick, Mitchell & Co.

                             EXECUTIVE COMPENSATION

     The following tables and discussion, based on December 31 year-end periods, summarize the compensation of the chief executive officer of the Corporation and each Executive Officer of the Corporation (as defined by Securities and Exchange Commission regulations) whose total annual salary and bonus is greater than $100,000 for 1999.

                           SUMMARY COMPENSATION TABLE

              (A)                   (B)         (C)        (D)            (E)            (F)          (G)           (H)
                                                                                          LONG TERM COMPENSATION AWARDS
                                                                                      -------------------------------------
                                                                                      RESTRICTED    OPTIONS/
                                                                                       STOCK &        SARS      PERFORMANCE
                                  CALENDAR                BONUS      OTHER ANNUAL        CASH      AWARDS (#     UNIT PLAN
NAME AND POSITION                   YEAR     SALARY($)   AWARD($)   COMPENSATION($)   AWARDS($)     SHARES)      AWARDS($)
-----------------                 --------   ---------   --------   ---------------   ----------   ----------   -----------
James W. Christmas..............    1999      338,000         --            --             --            --         --
  President and Chief               1998      338,000         --            --             --        50,000         --
  Executive Officer                 1997      325,000     86,775            --             --        80,000         --
William N. Hahne................    1999      230,000         --            --             --            --         --
  Senior Vice President and         1998      159,200         --            --             --       140,000         --
  Chief Operating Officer
Harry Lee Stout.................    1999      170,000         --            --             --            --         --
  President, KCS Energy             1998      165,000         --            --             --        60,000         --
  Marketing, Inc.                   1997      156,700     35,000            --             --        20,000         --
  and KCS Energy Services, Inc.
J. Chris Jacobsen...............    1999      145,000     21,750            --             --            --         --
  Vice President,                   1998      140,985      5,000            --             --        57,500         --
  Engineering and                   1997      131,365         --            --             --         4,000         --
  Portfolio Development
Kathyrn M. Kinnamon.............    1999      124,615         --            --            250            --         --
  Vice President and                1998       98,404     12,500            --          1,819        12,500         --
  Treasurer                         1997       82,481     20,000            --          6,227         5,000         --
Frederick Dwyer.................    1999      104,231         --            --            250            --         --
  Vice President, Controller        1998       93,846     12,500            --          1,700        10,000         --
  and Secretary                     1997       82,481     20,000            --          6,227         5,000         --

              (A)                       (I)

                                     ALL OTHER
NAME AND POSITION                 COMPENSATION($)
-----------------                 ---------------
James W. Christmas..............        5,000
  President and Chief                   9,652
  Executive Officer                     9,327
William N. Hahne................        5,000
  Senior Vice President and             1,062
  Chief Operating Officer
Harry Lee Stout.................        5,000
  President, KCS Energy                 9,643
  Marketing, Inc.                       9,261
  and KCS Energy Services, Inc.
J. Chris Jacobsen...............        4,350
  Vice President,                       7,975
  Engineering and                       3,946
  Portfolio Development
Kathyrn M. Kinnamon.............      178,893
  Vice President and                    5,482
  Treasurer                             6,523
Frederick Dwyer.................       59,232
  Vice President, Controller            5,363
  and Secretary                         6,574

---------------

NOTES:

(1) The amount set forth in column (d) for 1999 to Mr. Jacobsen was for performance during 1998. The amounts paid to Messrs. Jacobsen and Dwyer and Ms. Kinnamon in 1998 were for performance during 1997. The amounts paid in 1997 were for performance during 1996. The performance awards were based on attainment of specific goals including profitability and growth of the Corporation as well as individual performance.

(2) The amounts set forth in column (g) represent the number of stock options granted in the year under the KCS Energy, Inc. 1992 Stock Plan. Options granted become exercisable in equal installments over a period of four years from the date of grant.

(3) No awards were paid under the Performance Unit Plan in 1999, 1998 or 1997.

(4) Amounts shown in column (i) include amounts contributed by the Corporation as 50% matching contributions for up to the first 6% of base salary contributed by the named individual to the KCS Savings and Investment Plan and the pro rata share of the Corporation's discretionary profit sharing contribution for each fiscal year made on behalf of the named individual to the KCS Savings and Investment Plan. In addition, the amount reflected in column (i) for Ms. Kinnamon in 1999 includes transition period retention and severance payments totaling $175,000. The amount reflected in column (i) for Mr. Dwyer reflect a retention payment of $55,000.

(5) Mr. Hahne's 1998 salary is for a partial year as he joined the Company in April of that year.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FY-END OPTIONS/SAR VALUES TABLE

           (A)                 (B)           (C)            (D)              (E)            (F)            (G)
                                                           NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS/SARS               IN-THE-MONEY OPTIONS/
                             SHARES                            @ FY 99-END(#)             SARS @ FY 99-END($)(3)
                            ACQUIRED        VALUE      ------------------------------   ---------------------------
    NAME AND POSITION      ON EXERCISE   REALIZED(1)   EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
    -----------------      -----------   -----------   --------------   -------------   -----------   -------------
James W. Christmas.......      --            --           645,000          25,000           --             --
  President and Chief
  Executive Officer
William N. Hahne.........      --            --            45,000          95,000           --             --
  Senior Vice President
  and Chief Operating
  Officer
Harry Lee Stout..........      --            --            77,500          47,500           --             --
  President, KCS Energy
  Marketing, Inc. and KCS
  Energy Services, Inc.
J. Chris Jacobsen........      --            --            20,250          41,250           --             --
  Vice President,
  Engineering and
  Portfolio Development
Kathyrn M. Kinnamon......      --            --                --              --           --             --
  Vice President and
  Treasurer
Frederick Dwyer..........      --            --             7,075           8,125           --             --
  Vice President,
  Controller and
  Secretary

---------------

NOTES:

(1) Market Value of underlying securities at exercise minus the exercise price.

(2) Options granted to these executives under the Corporation's stock plan become exercisable in equal installments over a period of four years from the date of grant.

(3) Market value of underlying securities at December 31, 1999 ($0.8125 per share), minus the exercise price.

CHANGE OF CONTROL AGREEMENTS AND RETENTION AGREEMENTS

     Each of Messrs. Hahne, Stout, Jacobsen and Dwyer is a party to a change in control agreement with KCS (the "Change in Control Agreements"). Pursuant to the terms of each Change in Control Agreement, if a change in control occurs on or before August 1, 2001 (or, in the case of Mr. Hahne, at any time during his employment), and within two years following the change in control, the executives' employment is terminated other than for cause (as defined therein) or by the executive for good reason (as defined therein), the executive is entitled, among other things, to be paid an amount equal to his annual base salary (times two in the case of Mr. Stout and times three in the case of Mr. Hahne) and an amount equal to any cash bonus (times two in the case of Mr. Stout and times three in the case of Mr. Hahne) payable to the executive for such year.

     Each of Messrs. Stout and Jacobsen is a party to a retention agreement with KCS (the "Retention Agreements"). Pursuant to the terms of each Retention Agreement, a bonus was paid to the executive in April 2000 and is payable in September 2000 if the executive remains employed by KCS through September 1, 2000 in the following amounts: Mr. Stout, $25,500 and Mr. Jacobsen, $21,750.

     Mr. Dwyer and KCS have entered into a Stay Package Agreement ( the "Stay Agreement") pursuant to which Mr. Dwyer was paid a bonus in May 1999 in the amount of $55,000 in consideration of his relocation to Houston, Texas and his continued employment with the Company. Pursuant to the Stay Agreement, Mr. Dwyer is entitled, among other things, to a severance payment in an amount equal to approximately six months base salary upon termination of his employment.

COMPENSATION OF DIRECTORS

     Directors who are not executive officers of KCS are usually paid an annual retainer of $20,000 (paid one-half in cash and one-half in Common Stock). The Board of Directors waived this retainer in 1999. Directors who are not executive officers were paid $1,500 for each meeting of the Board of Directors attended in person ($500 if participation was via telephone) and $1,000 for each committee meeting attended during 1999. KCS also reimburses directors for expenses they incur in attending board and committee meetings.

     There was no compensation, not covered above, paid or distributed in 1999 to any of the directors who are not executive officers of KCS, except for a non-preferential discount of $1,469 to Mr. Raynolds on the purchase of 5,000 shares of KCS common stock through the KCS Employee Stock Purchase Program.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen, LLP have been auditors of the Corporation since its inception in 1988. They have been selected by the Board of Directors, upon recommendation of its Audit Committee, to serve as independent public accountants for the Corporation and its subsidiaries for 2000.

     It is expected that representatives of Arthur Andersen, LLP will be present at the Meeting with the opportunity to make a statement if they desire to do so and also will be available to respond to appropriate questions raised at the meeting or submitted in writing before the Meeting.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Corporation's Common Stock to the New York Stock Exchange ("NYSE") Market Value Index and to a Peer Group (which includes, Apache Corporation, Burlington Resources Inc., Cabot Oil & Gas Corporation, Devon Energy Corporation, Forest Oil Corp., Helmerich & Payne, Inc., Mitchell Energy & Development Corp., Noble Affiliates, Inc., Nuevo Energy Company, Patina Oil and Gas, Plains Resources, Inc., Pogo Producing Company, Tom Brown, Inc. and Wiser Oil Company) for the last five fiscal years. Kelley Oil & Gas Corporation (who experienced significant asset divestitures and changes to it capital structure in 1999), Snyder Oil Corporation (merged with Santa Fe Corporation in May 1999) , American Exploration Company (merged with Louis Dreyfus in October 1997), Arch Petroleum (merged with Pogo Producing Company in August 1998), Louisiana Land and Exploration Company (merged with Burlington Resources, Inc. in October 1997) and Wainoco Oil Corporation (divested its oil and gas properties in 1997) were deleted from the Peer Group. The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 at January 1, 1995 and that all dividends were reinvested.

                              [PERFORMANCE GRAPH]

                                 ANNUAL REPORT

     Included with this Proxy Statement is the Annual Report for 1999. Stockholders are referred to this report for financial and other information about the activities of the Corporation. Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 17 through 24 and the consolidated financial statements of the Corporation on pages 27 through 48 of the Annual Report are incorporated herein by reference. The remainder of the Annual Report is not to be considered a part of this Proxy Statement.

                             REVOCABILITY OF PROXY

     The form of proxy enclosed is for use at the Meeting if a stockholder will be unable to attend in person. The proxy may be revoked by a stockholder at any time before it is exercised. All shares represented by valid proxies received prior to the Meeting, pursuant to this solicitation and not revoked before they are exercised, will be voted. Pursuant to Delaware statutes, the presence at any meeting of any stockholder who has given a proxy shall not revoke such proxy unless the stockholder shall file written notice of such revocation with the secretary of the Meeting prior to the voting of such proxy.

                                 VOTE REQUIRED

     The number of affirmative votes necessary for the election of directors is a plurality of the shares of the Corporation's Common Stock present or represented by proxy and voted at the Meeting.

                             STOCKHOLDER PROPOSALS

     Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. Should a stockholder intend to present a proposal at the 2001 Annual Meeting, it must be received by the Secretary of the Corporation at 5555 San Felipe, Suite 1200, Houston Texas 77056, by not later than December 19, 2000, in order to be eligible for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting. Such proposals must meet all of the requirements of the Securities and Exchange Commission to be eligible for inclusion in the Corporation's 2001 Proxy materials. Among such requirements, at the time of submission of the proposal, the submitting stockholder must be the record or beneficial owner of 1% or $1,000 in market value of the Corporation's Common Stock for at least one year.

                       SECURITIES EXCHANGE ACT COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers and directors and persons who own more than ten percent of a registered class of the Corporation's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Corporation's review of the copies of such Forms it has received, the Corporation believes that, with the exception of Mr. Kean who filed his 1999 Form 5 within two weeks of its due date, all its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1997, 1998 and 1999.

                                 OTHER BUSINESS

     Management does not intend to present and does not have any reason to believe that others will present at the Meeting any item of business other than those set forth herein. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the person acting under the proxy.

                                          By Order of the Board of Directors

                                          FREDERICK DWYER
                                          Secretary

Houston, Texas
April 14, 2000

                                KCS ENERGY, INC.
                 Annual Meeting of Stockholders -- May 25, 2000


[ ] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James W. Christmas and Frederick Dwyer, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on May 25, 2000 and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. The proxies are instructed to vote as follows:

Please be sure to sign and date this Proxy in the box below.

Date
    ----------------------------------

--------------------------------------
Stockholder sign above

--------------------------------------
Co-holder (if any) sign above


               FOR                 WITHHOLD                EXCEPT
               [ ]                   [ ]                    [ ]

1. Election of the Board's nominees for Director Stewart B. Kean and James E. Murphy, Jr.

INSTRUCTION:  To withhold authority to vote for an individual nominee, check the box labeled "Except" and write that nominee's name in the space provided below. (the Board of Directors recommends a vote "FOR")


--------------------------------------------------------------------------------

2. To take action upon any other business as may properly come before the meeting.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. [ ]

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR THE BOARD'S NOMINEES.

Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority. Detach above card, sign, date and mail in postage paid envelope provided.


                                KCS ENERGY, INC.

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

                              PLEASE ACT PROMPTLY

                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY